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                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

               THIS AGREEMENT (the "Agreement") is executed this 29 day of May, 1998, by and between USinternetworking, Inc., a Delaware corporation ("USi") and Christopher R. McCleary ("Executive").

                                   WITNESSETH:

               WHEREAS, USi is engaged in the development of computing and communications services for commercial customers;

               WHEREAS, Executive is the founded USi in January 1998, provided early stage financing and waived compensation through April 1, 1998;

               WHEREAS, USi desires to employ Executive and Executive desires to be employed by USi in such capacity and under such terms and conditions as hereinafter set forth;

               NOW THEREFORE, in consideration of the mutual covenants and promises made by the parties and intending to be legally bound, the parties agree as follows:

1. TERM. USi agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for a period of three
(3) years. The terms and conditions effective as of and commencing on January 1, 1998 (the "Effective Date") and terminating on December 31, 2001 (the "Termination Date"), unless earlier terminated in accordance with this Agreement, with (i) the period from January 1, 1998 to December 31, 1998, constituting the first contract year (the "First Contract Year"); (ii) the period from January 1, 1999 to December 31, 1999, constituting the second contract year (the "Second Contract Year"); and the period from January 1, 2000 to December 31, 2000, constituting the third contract year (the "Third Contract Year", with the First Contract Year, Second Contract Year and Third Contract Year being referred to collectively herein as the "Contract Years" or each a "Contract Year").

2. EMPLOYMENT AND DUTIES.

               (a) Executive has been duly elected chairman of the USi Board of Directors, chief executive officer, director, and shall serve as, and have the title of "Chairman and Chief Executive Officer". Executive shall have such duties that are commensurate and consistent with those of board of director chairmen and chief executive officers in the Internet industry, subject to the authority and direction of the Board of Directors of USi. Executive shall serve as chairman of any executive or operating committee if formed by USi or the board of directors.

               (b) Executive shall devote all skills solely and exclusively to the business interests and affairs of USi. Executive shall not be a partner, officer, director, stockholder, advisor, investor, creditor, or employee of any business competitive with USi's business without the written consent of USi, which consent may be withheld in USi's sole discretion, provided, however, that nothing contained herein shall be deemed to prevent Executive from investing his personal funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, provided he does not own more than two percent (2%) thereof.

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               (c) Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of USi and to do no act which would knowingly injure the business, interests, or reputation of USi or, to the best of his knowledge, any of its subsidiaries, affiliates or owners. In keeping with these duties, Executive shall make full disclosure to USi of all business opportunities pertaining to USi's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

               (d) Executive shall at all times comply with (i) all material applicable laws, rules and regulations related to Executive's responsibilities assumed hereunder and known to Executive, and (ii) all material written corporate and business policies and procedures of USi whether generally applicable to all of USi's employees or made specifically applicable to Executive as advised in advance by USi to Executive in writing but only to the extent such policies and procedures are not inconsistent with the other provisions of this Agreement.

               (e) Executive shall not, without the prior written approval of USi, which approval may withhold in its sole discretion, receive compensation or obtain any direct or indirect financial benefit for services rendered to any Person other than USi while employed by USi hereunder. As used herein, the term "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

               (f) Executive shall notify USi within twenty-four (24) hours of any solicitation of or discussion with Executive for employment, including any oral or written contract, offer or inquiry in which a position of employment, consulting arrangement or affiliation is discussed. During the term of this Agreement, Executive will neither enter into nor engage in negotiations or discussions for any employment, consulting or affiliation with or for any Internet company or a company in any business competitive with USi's business.

3. COMPENSATION.

        (a) As compensation for Executive's services, USi hereby agrees to pay Executive, and Executive agrees to accept, a base salary equal to $175,000 per year (the "Base Salary") for the First Contract Year. In January 1999, the Compensation Committee shall consult with an independent compensation consultant and shall increase the Base Salary to a level consistent with the salary levels of other executives with similar responsibilities (Adjusted Base Salary). The Adjusted Base Salary shall become effective January 1, 1999 and a similar review shall occur in January 2000 and January 2001.

        (b) Executive shall be eligible to receive a bonus for each Contract Year if Executive meets or exceeds certain management objectives (the "Bonus Objectives") as determined by the Compensation Committee of the Board of Directors in accordance with the following provisions:

                    (i) If Executive meets or exceeds the Bonus Objectives in the First Contract Year, then Executive may be granted a performance bonus at the discretion of and as determined by the Compensation Committee of the Board of Directors in January 1999;

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                    (ii) If Executive meets or exceeds the Bonus Objectives in the Second Contract Year, then Executive shall be entitled to receive a bonus of $250,000 or such greater amount as may be determined by the Compensation Committee of the Board of Directors in January 2000; and

                    (iii) If Executive meets or exceeds the Bonus Objectives in the Third Contract Year, then Executive shall be entitled to receive a bonus of $500,000 or such greater amount as may be determined by the Compensation Committee of the Board of Directors in January 2001.

4. BENEFITS.

               (a) Unless otherwise specified in this Agreement, Executive shall be entitled to medical, dental and life insurance, and other such benefits provided by USi, pursuant to its general employment policies. Said benefits may be changed from time-to-time in USi's sole business discretion.

               (b) Executive shall be entitled to fifteen (15) paid vacation days per year. Unless USi consents in writing, Executive's vacation time shall not be carried over from one contract year to another and Executive shall not be compensated for any unused vacation time. Executive shall also received any regular company holidays.

               (c) Executive will be provided a company auto including all operating expenses.

5. TERMINATION.

               (a) USi may terminate Executive's employment for cause if Executive is in breach of any of the terms and conditions of this Agreement. Said termination for cause shall be preceded by a majority of the members of the Compensation Committee or a majority of the members of the Executive Committee notifying Executive in writing of the alleged breach and allowing a thirty day period for the Executive to remedy said breach. During the thirty day remedy period, a special session of Board of Directors will be convened to consider the breach. In the event the Board of Directors, after considering the alleged breach and rebuttal by Executive, vote with a 2/3 majority for cause, the Executive will be considered terminated for cause.

               (b) If USi completes a termination of the Executive's employment for cause, Executive shall not be entitled to receive any compensation other than his Base Salary earned but not yet paid as of the date of termination PROVIDED, HOWEVER, that if Executive was awarded a bonus pursuant to Section 3 prior to the date of Executive's termination pursuant to this Section 5, then Executive shall be entitled to receive such bonus.

               (c) If USi terminates Executive's employment without cause or Executive terminates his employment for Good Reason (as defined herein), Executive shall receive his compensation, excluding bonuses, as provided herein for the full term of this Agreement. Such compensation shall be payable in accordance with the provisions of Section 3(a). "Good Reason" shall mean (i) USi's material breach of any provision hereof, (ii) any material adverse change in the Executive's job responsibilities, duties, functions, or reporting relationships, or (iii) relocation of the Executive's regular work address to a location that requires Executive to travel more than 50

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miles from his residence PROVIDED, HOWEVER, that it shall not constitute Good
Reason unless Executive (i) has given USi written notice of any actions alleged to constitute Good Reason; and (ii) USi shall have nevertheless not cured any such alleged Good Reason within a reasonable period of time.

               (d) If Executive terminates his employment with USi other than for Good Reason, his Base Salary and benefits will cease as of the termination date and USi shall be relieved of all payments or other liabilities to Executive as required by this Agreement, including bonuses, PROVIDED, HOWEVER, that if Executive was awarded a bonus pursuant to Section 3 prior to the date of Executive's termination pursuant to this Section 5, then Executive shall be entitled to receive such bonus.

               (e) If Executive is terminated for any reason or terminates this Agreement for any reason, Executive shall still be subject to and have to comply with Executive's obligations under Sections 8, 9, and 10 of this Agreement.

6. DEATH OR DISABILITY.

               (a) This Agreement shall terminate effective immediately upon the date of Executive's death.

               (b) In the event Executive fails to perform the responsibilities stated hereunder due to disability, USi shall have the right to terminate Executive's employment upon written notice to Executive. Non-performance is defined as failure to perform the duties hereunder for a cumulative total of sixty percent (60%) or more of the normal working days during any two (2) consecutive months, or failure to perform duties for sixty (60) or more consecutive days. Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 29 U.S.C.S. Sections 2601 et seq., and the Americans with Disabilities Act of 1990, 42 U.S.C.S. Sections 12101 et seq.

7. OTHER COVENANTS. Executive acknowledges that USi desires to obtain a key-man life insurance policy on Executive's life. Executive agrees to cooperate and work with USi in its efforts to obtain key-man life insurance.

8. PUBLIC STATEMENTS. Executive agrees not to directly or indirectly publish, circulate, utter or disseminate any statements, comments, or material whatsoever, which reflects unfavorably on USi or harms, damages or impairs the business or operations of USi unless required by law or by a valid order of a Court of competent jurisdiction. This provision shall survive the termination of this Agreement.

9. CONFIDENTIAL DOCUMENTS AND RECORDS.

               (a) During the course of his employment, Executive will have access to confidential information, including, but not limited to confidential financial information, proprietary information of USi or its clients or customers, technical information and other confidential information about USi's business that is not known by actual or potential competitors of USi regardless of whether such information qualifies as a "trade secret" under applicable law ("Confidential Information"). Executive shall not at any time use or divulge to others any Confidential Information obtained as a result of his employment with USi. Executive agrees either upon his termination or upon an earlier request of USi, to return or deliver to USi all forms of such Confidential Information in his possession or control including but not limited to

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drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof. Executive acknowledges that monetary damages would not be adequate to compensate USi if Executive violates this confidentiality agreement. Accordingly, Executive agrees that USi should be entitled to injunctive relief to prevent the continued violation of this provision.

               (b) All memoranda, notices, files, records and other documents made or compiled by Executive during the period of his employment in the ordinary course of business, or made available to him concerning the business of USi, shall be USi's property and shall be delivered to USi at its request therefor or automatically on the termination of this Agreement.

               (c) Executive agrees promptly to disclose to USi, and assign to USi or its designee, his entire right, title, and interest in and to all designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests. ("Inventions") which he may solely or jointly develop or reduce to practice during the period of his employment with USi (a) which pertain to any line of business activity of USi, (b) which are aided by the use of time, material or facilities of USi, whether or not during working hours, or (c) which relate to any of his work during the period of his employment with USi, whether or not during normal working hours.

               (d) Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by USi to permit and assist it, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to USi as set forth above. Such acts may include, but are not limited to execution of documents and assistance or cooperation in legal proceedings. This provision shall survive the termination of the Agreement.

10. COVENANT NOT TO COMPETE. Although this Agreement gives both parties flexibility over the term of Executive's employment, USi's willingness to hire Executive is based in material part on the understanding between the parties that Executive will not utilize the skills or knowledge or that he develops as part of his job to the competitive disadvantage of USi. Accordingly, Executive agrees to the following promises not to compete, as set forth in subsections (a) through (e) below, with USi during or after the termination of this Agreement. Although these restrictions may prohibit or limit Executive's right or ability to work in the Internet industry, Executive agrees that these restrictions are reasonable and acceptable to him.

               (a) Executive promises that for a period of one (1) year after the termination of this Agreement for any reason, Executive will not compete with USi or perform services involving or related to USi's primary product line.

               (b) Executive promises for a period of twenty-four (24) months after the termination of this Agreement for any reason, Executive will not have any contact with or solicit clients of USi.

               (c) Executive promises that for twenty-four (24) months after the termination of this Agreement for any reason, Executive will not solicit the services of any employee or independent contractor of USi or induce or encourage any of USi's employees to leave its employ.

               (d) Executive will notify USi within 24 hours of any solicitation, contact, or discussion by any person concerning Executive for potential employment by any other employer.

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               (e) Executive acknowledges that if he violates this covenant not to compete, USi is entitled to obtain a temporary restraining order or a preliminary and permanent injunction (in addition to all other available remedies) from a court enjoining Executive from violating this Agreement in order to prevent immediate and irreparable harm to USi.

               (f) Executive agrees that if any part of this covenant not to compete is held to be unenforceable for any reason, this covenant shall be interpreted in a manner that will render it enforceable.

11. FREEDOM TO CONTRACT. The Executive represents and warrants that he has the right to negotiate and enter into this Agreement and that this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal, or other existing business relationship. Executive acknowledges that this representation is a material inducement to USi entering into this Agreement and in the event Executive breaches this warranty, Executive agrees to indemnify and hold harmless USi from any and all claims, actions, losses, damages (including but not limited to, reasonable attorney's fees and costs), and USi shall have the right to terminate Executive for cause.

12. ASSIGNMENT. USi may assign this Agreement to a purchaser of substantially all of the assets or capital stock of USi.

13. ARBITRATION. Except for breaches or threatened breaches of the provisions of this Agreement relating to equitable relief, any controversy or claim arising out of or in any way between the Executive and USi, shall be submitted to arbitration. Said arbitration shall be conducted pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section et. seq. in an expeditious manner. The parties agree that a final arbitration hearing shall be conducted on the first available date of the arbitrator after the parties have completed discovery. In the event of any litigation or arbitration proceeding, the same shall occur solely in Annapolis, Maryland. In the event of litigation or arbitration arising out of this Agreement or the employment relationship or any other claim between USi and Executive, the prevailing party shall be entitled to recover any and all reasonable attorney's fees and costs incurred both on the trial and appellate level as well as the arbitration level and/or any appeal of the arbitration.

14. CONFIDENTIALITY. Executive hereby agrees to keep confidential and not publish or publicly disclose in any manner the terms or provisions of this Agreement including, without limitation, those relating to compensation, during the employment term hereunder or at any time thereafter, except that Executive may disclose this Agreement to his legal counsel or as required by a court or governmental agency of competent jurisdiction.

15. GOVERNING LAW, VENUE AND WAIVER OF JURY TRIAL. This Agreement including any disputes hereunder, and the interpretation, validity and/or enforcement of any provision thereof, shall be governed by the laws of the State of Maryland. Any action brought involving the arbitration and/or enforcement of any of the covenants of this Agreement shall be brought only in a court of competent jurisdiction in Maryland and the parties agree to waive any claim relating to forum non conveniens. The parties further agree and hereby waive and release any right to a trial by jury in any action arising out of the interpretation, enforcement or breach of this Agreement or any arbitration provision.

16. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes and replaces any and all previous agreements and/or oral negotiations. The parties stipulate and agree that neither of them has made any representations concerning the execution and delivery of this

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Agreement except such representations as specifically set forth herein and that all the terms and conditions of this Agreement are set forth in this writing, and there are no representations or agreements that are not so contained herein and that neither party is relying upon any representation made by the other that is not contained herein in connection with the negotiations and the terms of this Agreement. The parties agree that this Agreement may only be changed or modified by an agreement in writing signed by both parties.

17. SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other terms of provisions and this Agreement shall be construed in all other respects as if the invalid or unenforceable term or provision were omitted.

18. WAIVER. A waiver by either party of any term or condition of this Agreement in any instance shall not be construed as a waiver of any other term or condition. All remedies, rights and obligations contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right or obligations of either party.

               IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day and year first above written.


USi:                                                  Executive:
USinternetworking, Inc.

                                                      illegible
                                                      -------------------------
/s/ Frank A. Adams
--------------------------------
By Frank A. Adams
Chairman, Compensation Committee
USi

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Rider #1, effective as of March 19, 1999, to the Employment Agreement between
USINTERNETWORKING, INC., a Delaware Corporation ("USi") and Christopher R. McCleary ("Executive") executed on May 29, 1998.

Section 1 shall be amended to read in its entirety as follows:

1. TERM. USi agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for an initial term of three (3) years (the "Initial Term"), with such employment, terms and conditions effective as of and commencing on January 14, 1998 (the "Effective Date") and terminating on December 31, 2000 (the "Termination Date"), unless earlier terminated in accordance with this Agreement, with (i) the period from January 1, 1998 to December 31, 1998, constituting the first contract year (the "First Contract Year"); (ii) the period from January 1, 1999 to December 31, 1999, constituting the second contract year (the "Second Contract Year"); and the period from January 1, 2000 to December 31, 2000, constituting the thrid contract year (the "Third Contract Year", with the First Contract Year, Second Contract Year and Third Contract Year being referred to collectively herein as the "Contract Years" or each a "Contract Year"). The Initial Term under this Agreement shall automatically be extended for successive one year periods ("Extension Terms" and, collectively with the Initial Term, the "Term") unless Executive or USi's Board of Directors gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

Section (3)(a) shall be amended to read in its entirety as follows:

3.  COMPENSATION.

    (a) As compensation for Executive's services, USi hereby agrees to pay Executive, and Executive agrees to accept, a base salary equal to $175,000 per year (the "Base Salary") for the First Contract Year. In January 1999, the Compensation Committee shall consult with an independent compensation consultant and shall increase the Base Salary to a level consistent with the salary levels of other executives with similar responsibilities (Adjusted Base Salary). The Adjusted Base Salary shall become effective January 1, 1999 and a similar review shall occur in January 2000 and each January thereafter during the Term.

IN WITNESS WHEREOF, the parties have set their hands and seals on this __ day of March, 1999.

USINTERNETWORKING, INC.                            Executive:



----------------------                             -----------------------
By:                                                Christopher R. McCleary
Member of the USi Compensation Committee

Witness:

----------------------


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